Exhibit 99.1

Smart Online Doubles Size of Headquarters Facility

Move Driven by Current, Expected Personnel Growth

RESEARCH TRIANGLE PARK, NC (September 3, 2008) – Smart Online Inc. (OTCBB: SOLN), the leading provider of private-label Software-as-a-Service (SaaS) applications for the small business market, today announced the relocation of its headquarters and, in the process, a doubling of the size of its office space.

“We have moved to a new, larger facility that will enable Smart Online to better manage the growth in the number of employees it has experienced recently as well as that which we currently anticipate occurring over the next few years as we add employees to serve our customers’ expanding needs,” said David E. Coburn, Smart Online’s CEO. “Smart Online remains a proud member of the RTP business community, an area that affords many benefits for businesses and their employees.”

The company used the relocation as an opportunity to expand its IT infrastructure, adding more capacity to its network and development environment. The investment in IT infrastructure and the new facility to support employee growth is designed to accelerate Smart Online’s ability to provide innovative market leading solutions to its customers.

Smart Online’s headquarters will now be located in the Imperial Center Business Park. Its new address is 4505 Emperor Boulevard, Suite 300, Durham, NC 27703.

About Smart Online
Smart Online, Inc. (OTCBB: SOLN) delivers private-label, Software-as-a-Service (SaaS) applications designed to enable its corporate partners to acquire and retain small business customers. Smart Online’s applications help partners increase their recurring revenue, while aiding their small business customers to more efficiently start, manage and grow their businesses. To learn more, please visit www.smartonline.com.

Forward-Looking Statements
Statements in this press release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of many factors, including, but not limited to, delays in development schedules, changes in market conditions, product announcements by other companies, the potential impact of current litigation or any future litigation, customer perception of the value of Smart Online’s enhanced products, Smart Online’s dependence on corporate partners to market its products, and its ability to effectively manage expenses. For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factors section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2007 and the Quarterly Reports on Form 10-Q, copies of which may be obtained on the web site of the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to Smart Online on the date hereof. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.

Smart Online and the Smart Online logo are trademarks and/or registered trademarks of Smart Online
Inc. in the United States. Other marks belong to their respective owners.

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Media Contact:
Rosemarie Esposito
W Public Relations for Smart Online
212-584-4344
resposito@5wpr.com